Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated May 13, 2011 covering the audited consolidated financial statements and the effectiveness of internal control over financial reporting of Augme Technologies, Inc. for the year ended February 28, 2011.

Farmington Hills, MI

April 13, 2012